SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 17, 2006

ANAREN, INC.

(Exact name of registrant as specified in its charter)

New York	000-6620	16-0928561

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York		13057

(Address of Principal Executive Offices)		(Zip code)

(315) 432-8909

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          On May 17, 2006, Anaren, Inc.’s Compensation Committee recommended, and the Board of Directors approved, a restricted stock grant under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan to the below named officers and directors of the Company:

Lawrence A. Sala	Tim Ross
Joseph E. Porcello	Mark Burdick
Gert Thygesen	Amy Tewksbury
Herbert I. Corkin	Jim Gould
Dale F. Eck	Robert U. Roberts
Matthew S. Robison	John Smucker
David Wilemon	Carl W. Gerst

          The shares covered by this grant are subject to forfeiture until the later of (i) the three-year anniversary of the grant, and (ii) the achievement of certain performance criteria based on the Company’s net sales from operations and an operating income target expressed as a percentage of the Company’s adjusted net sales, provided that if both performance criteria are not satisfied by June 30, 2011, all of the restricted stock subject to the grant will be forfeited.  The shares subject to the grant will also be forfeited if the grantee’s employment or directorship, as applicable, with the Company or its subsidiaries ends prior to the satisfaction of the conditions described in the preceding sentence.  Forms of the Restricted Stock Agreements for directors and officers of the Company are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following Exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement for Directors of the Company.

10.2	Form of Restricted Stock Agreement for Officers of the Company.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAREN, INC.

Date: May 17, 2006	By:	Lawrence A. Sala

Lawrence A. Sala
President and
Chief Executive Officer